Exhibit 99.1
SIGNET JEWELERS REPORTS FIRST QUARTER FISCAL 2024 RESULTS
Delivered On First Quarter Expectations
Guidance Revision to Reflect Current Macro Environment
Full Year Cost Savings Expectation Increased to $225 to $250 Million; Strategic Investments Maintained
HAMILTON, Bermuda, June 8, 2023 – Signet Jewelers Limited (“Signet”) (NYSE:SIG), the world's largest retailer of diamond jewelry, today announced its results for the 13 weeks ended April 29, 2023 (“first quarter Fiscal 2024”).
"Our Signet team delivered our revenue and bottom-line commitments in Q1 despite macroeconomic headwinds that worsened late in the quarter. In line with our predictions, there were fewer engagements in the quarter resulting from COVID’s disruption of dating three years ago,” said Signet Chief Executive Officer Virginia C. Drosos. "As we look to the balance of the year, we’re leaning in to leverage our differentiated capabilities, widen our competitive advantages, and drive market share gains. We are proactively addressing the dynamic retail climate, leveraging our team’s agility and flexible operating model to raise our cost savings target by up to $150 million while maintaining strategic investments."
"Our updated Fiscal 2024 guidance reflects a recent deceleration of trends that have persisted into the second quarter, including a softer than expected Mother’s Day, increasing macro-economic pressures on consumers at more price points, and deeper competitive discounting,” said Joan Hilson, Chief Financial, Strategy and Services Officer. “We built our fortressed balance sheet to strategically invest during periods of disruption. Our growing capabilities enable Signet to navigate this challenging macro environment, position us for success when the bridal recovery begins, and maintain strong margins while continuing to return capital to shareholders."
First Quarter Fiscal 2024 Highlights:
•Sales of $1.7 billion, down $170.3 million or 9.3% (down 8.7%(1) on a constant currency basis) to Q1 of FY23.
•Same store sales (“SSS”)(2) down 13.9% to Q1 of FY23.
•GAAP operating income of $101.7 million, up from $0.2 million in Q1 of FY23. Q1 of FY24 includes $7.8 million for integration-related charges for Blue Nile. Q1 of FY23 included $190 million for settlement of a previously disclosed litigation matter.
•Non-GAAP operating income(1) of $106.5 million, compared to $194.6 million in Q1 of FY23.
•GAAP diluted earnings per share ("EPS") of $1.79, compared to a diluted loss per share of $1.89 in Q1 of FY23, including $0.14 in integration-related charges for Blue Nile and income of $0.07 from a discrete tax benefit related to the UK pension buy-out. Q1 of FY23 included a $3.89 impact for a settlement of a previously disclosed litigation matter and a $2.70 impact for a partial settlement charge for the buy-out of the UK pension plan.
•Non-GAAP diluted EPS(1) of $1.78, compared to $2.86 in Q1 of FY23.
•Cash and cash equivalents, at quarter end, of $655.9 million, compared to $927.6 million in Q1 of FY23, reflecting the acquisition of Blue Nile in Q3 of FY23 and payment of legal settlements in Q1 of FY24.
•Cash used in operating activities of $381.8 million, compares to cash used in Q1 of FY23 of $135.5 million, including approximately $201 million for the payment of litigation settlements in the current quarter.
•Repurchased $39.1 million of shares during the first quarter.
(1)     See non-GAAP financial measures below.
(2)    Same store sales include physical stores and eCommerce sales. Blue Nile has been excluded.

(in millions, except per share amounts)	Fiscal 24 Q1	Fiscal 23 Q1
Sales	$1,668.0	$1,838.3
SSS % change (1)	(13.9)%	2.5%
GAAP
Operating income	$101.7	$0.2
Operating margin	6.1%	—%
GAAP diluted EPS (loss per share)	$1.79	$(1.89)
Non-GAAP (2)
Non-GAAP operating income	$106.5	$194.6
Non-GAAP operating margin	6.4%	10.6%
Non-GAAP diluted EPS	$1.78	$2.86
(1)     Same store sales include physical stores and eCommerce sales. Blue Nile has been excluded.
(2)     See non-GAAP financial measures below.

First Quarter Fiscal 2024 Results:

	Change from previous year
First Quarter Fiscal 2024	Same store sales	Non-same store sales, net(2)	Total sales at constant exchange rate (3)	Exchange translation impact	Total sales as reported	Total sales (in millions)
North America segment	(14.2)%	5.9%	(8.3)%	(0.1)%	(8.4)%	$1,561.2
International segment	(8.5)%	(0.1)%	(8.6)%	(6.9)%	(15.5)%	$93.0
Other segment (1)	nm	nm	nm	nm	nm	$13.8
Signet	(13.9)%	5.2%	(8.7)%	(0.6)%	(9.3)%	$1,668.0
(1)     Includes sales from Signet’s diamond sourcing initiative.
(2)    Includes sales from Blue Nile which was not included in the results for the full comparable periods presented.
(3)     See non-GAAP financial measures below.
nm    Not meaningful.
By reportable segment:
North America
•Total sales of $1.6 billion, down 8.4% to Q1 of FY23.
•SSS declined 14.2% compared to Q1 of FY23 reflecting a decline of 1 point in average transaction value ("ATV") on lower transactions.
International
•Total sales of $93.0 million, down 15.5% to Q1 of FY23 and down 8.6% on a constant currency basis.
•SSS declined 8.5% versus Q1 of FY23 reflecting a higher ATV but a lower number of transactions.
GAAP gross margin was $632.0 million, or 37.9% of sales, down 150 basis points to Q1 of FY23. This change is primarily driven by the deleverage of fixed costs such as store occupancy and investment in digital banners, partially offset by favorable merchandise margins in the organic banners.
GAAP SG&A was $530.4 million, down $2.7 million to Q1 of FY23. GAAP SG&A was 31.8% of sales, 280 basis points higher versus Q1 of FY23 due to deleveraging on lower volume and incremental investments.
GAAP operating income was $101.7 million or 6.1% of sales, compared to $0.2 million in Q1 of FY23.
Non-GAAP operating income was $106.5 million, or 6.4% of sales, compared to $194.6 million, or 10.6% of sales in prior year first quarter. Non-GAAP operating income in the current quarter excluded $7.8 million for integration-related charges for Blue Nile.

	First quarter Fiscal 2024		First quarter Fiscal 2023
GAAP Operating income in millions	$	% of sales	$	% of sales
North America segment	$124.7	8.0%	$24.8	1.5%
International segment	(6.9)	(7.4)%	(6.4)	(5.8)%
Other segment	(0.7)	nm	3.0	nm
Corporate and unallocated expenses	(15.4)	nm	(21.2)	nm
Total GAAP operating income	$101.7	6.1%	$0.2	—%

	First quarter Fiscal 2024		First quarter Fiscal 2023
Non-GAAP Operating income in millions (1)	$	% of sales	$	% of sales
North America segment	$129.5	8.3%	$219.2	12.9%
International segment	(6.9)	(7.4)%	(6.4)	(5.8)%
Other segment	(0.7)	nm	3.0	nm
Corporate and unallocated expenses	(15.4)	nm	(21.2)	nm
Total Non-GAAP operating income	$106.5	6.4%	$194.6	10.6%
(1)     See non-GAAP financial measures below.
nm    Not meaningful.
The current quarter GAAP income tax expense was $9.5 million compared to income tax benefit of $55.2 million in Q1 of FY23. Q1 of FY23 included significant discrete tax benefits associated with the previously disclosed litigation settlement of $47.7 million and the pension settlement loss of $25.0 million. On a non-GAAP basis, income tax expense was $14.7 million compared to income tax expense of $18.6 million in Q1 of FY23.
GAAP diluted EPS was $1.79, up from a loss of $1.89 per diluted share in Q1 of FY23. GAAP diluted EPS includes $0.14 for integration-related charges for Blue Nile and income of $0.07 from a discrete tax benefit related to the UK pension buy-out. Excluding these charges (and related tax effects), diluted EPS was $1.78 on a non-GAAP basis. Q1 of FY23 on a GAAP basis included a $3.89 impact for a settlement of a previously disclosed litigation matter and $2.70 impact for a partial settlement charge for the buy-out of the UK pension plan.
GAAP EPS and non-GAAP EPS for the first quarter of Fiscal 2024 include the impact of the preferred shares in the dilutive share count.
Balance Sheet and Statement of Cash Flows Highlights:
Cash used for operating activities was $381.8 million for Q1 of FY24 compared to cash used for operating activities of $135.5 million in Q1 of FY23. Cash and cash equivalents were $655.9 million as of quarter end, compared to $927.6 million in Q1 of FY23. The year over year change to cash and cash equivalents was driven the acquisition of Blue Nile and payment of legal settlements. The Company ended the first quarter with an Adjusted Debt to Adjusted EBITDAR ratio of 2.1x on a trailing 12-month basis, well below the stated goal of less than 2.75x, and was 1.7x on an Adjusted Net Debt basis.
Inventory ended the quarter at $2.2 billion, down $33 million to Q1 of FY23 and excluding the acquisition of Blue Nile inventory was down more than $128 million.
Capital Returns to Shareholders:
Signet's Board of Directors has declared a quarterly cash dividend on common shares of $0.23 per share for the second quarter of Fiscal 2024, payable August 25, 2023 to shareholders of record on July 28, 2023, with an ex-dividend date of July 27, 2023.
Year to date, Signet repurchased approximately 0.5 million shares at an average cost per share of $74.95, or $39.1 million. Approximately $761 million remains under the Company’s multi-year authorization.

Second quarter and Full year Fiscal 2024 Guidance:
Forecasted non-GAAP operating income and diluted EPS provided below excludes potential non-recurring charges, such as asset impairments or integration-related costs associated with the acquisition of Blue Nile. However, given the potential impact of non-recurring charges to the GAAP operating income and diluted EPS, we cannot provide forecasted GAAP operating income or diluted EPS or the probable significance of such items without unreasonable efforts. As such, we do not present a reconciliation of forecasted non-GAAP operating income and diluted EPS to corresponding forecasted GAAP amounts.
Signet's second quarter and full year Fiscal 2024 guidance for sales, operating income and diluted EPS is provided on a non-GAAP basis.

	Second Quarter	Fiscal 2024 (2)
Total sales	$1.53 billion to $1.58 billion	$7.10 billion to $7.30 billion
Operating income (1)	$85 million to $100 million	$635 million to $675 million
Diluted EPS (1)		$9.49 to $10.09
(1)     See description of non-GAAP financial measures below.
(2)     Fiscal 2024 is a 53-week fiscal year for Signet, ending February 3, 2024, driven by the retail industry calendar. The additional week will occur in Q4 of Fiscal 2024
The Company's second quarter and full year Fiscal 2024 outlook is based on the following assumptions:
•Annual US Jewelry industry revenues are now expected to be down more than the Company’s initial expectations of mid-single digits, driven by the impacts of macroeconomic factors on consumer spending and continued shift of consumer discretionary spend. The Company's guidance contemplates annual market share gains against this total industry performance range.
•Planned capital investments up to $200 million, reflecting investments in banner differentiation, including stores, Connected Commerce capabilities, and digital and technology advancement.
•The Company expects headwinds to continue in engagements with recovery later in Fiscal 2024, and continue to rebound in Fiscal 2025. Bridal overall, inclusive of engagements, historically represents nearly 50% of Signet’s merchandise sales.
•Annual tax rate of approximately 19% excludes additional discrete items.
•Earnings per share for Fiscal 2024 excludes the impact of any further share repurchases beyond the shares repurchased through today, and includes the dilutive effect of the 8.1 million preferred shares.
Our Purpose and Sustainable Growth:
As a company with a Purpose-inspired business strategy, Signet is committed to ongoing leadership in Corporate Citizenship & Sustainability and views Environmental, Social and Governance ("ESG") initiatives as an important growth driver. Signet released its Fiscal 2023 Corporate Citizenship & Sustainability Report including a progress report on its 2030 Corporate Sustainability Goals. The report reflects the Company's commitment to its Corporate Sustainability framework defined by Love for All People; Love for our Team; and Love for our Planet and Products. Since the release of its Corporate Sustainability Goals, approximately two years ago, the Company has successfully integrated the Inspiring Brilliance business strategy and long-term corporate sustainability initiatives into its culture and day to day business operations.

Conference Call:
A conference call is scheduled for June 8, 2023 at 8:30 a.m. ET and a simultaneous audio webcast is available at www.signetjewelers.com.
To pre-register for this call, please go to the following link:
https://www.netroadshow.com/events/login?show=e52c4335&confId=50262
You will receive your access details via email.

Joining by Telephone:
Canada dial-in number (Toll Free): 1 833 950 0062
Canada dial-in number (Local): 1 226 828 7575
United States: 1 833 470 1428
United States (Local): 1 404 975 4839
All other locations: +1 929 526 1599
Access code: 228289
A replay and transcript of the call will be posted on Signet's website as soon as they are available and will be accessible for one year.
About Signet and Safe Harbor Statement:
Signet Jewelers Limited is the world's largest retailer of diamond jewelry. As a Purpose-driven and sustainability-focused company, Signet is a participant in the United Nations Global Compact and adheres to its principles-based approach to responsible business. Signet operates approximately 2,800 stores primarily under the name brands of Kay Jewelers, Zales, Jared, Banter by Piercing Pagoda, Diamonds Direct, Blue Nile, JamesAllen.com, Rocksbox, Peoples Jewellers, H. Samuel, and Ernest Jones. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.zales.com, www.jared.com, www.banter.com, www.diamondsdirect.com, www.bluenile.com, www.jamesallen.com, www.rocksbox.com, www.peoplesjewellers.com, www.hsamuel.co.uk, www.ernestjones.co.uk.
This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon management's beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this document and include statements regarding, among other things, results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. The use of the words "expects," "intends," "anticipates," "estimates," "predicts," "believes," "should," "potential," "may," "preliminary," "forecast," "objective," "plan," or "target," and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties which could cause the actual results to not be realized, including, but not limited to: difficulty or delay in executing or integrating an acquisition, including Diamonds Direct and Blue Nile, or executing other major business or strategic initiatives, the negative impacts that the COVID-19 pandemic has had, and could have in the future, on our business, financial condition, profitability and cash flows, including without limitation risks relating to shifts in consumer spending away from the jewelry category due to disruptions in the dating cycle caused by the pandemic and the pace at which such impacts recover, trends toward more experiential purchases such as travel and the impacts of the expiration of government stimulus on overall consumer spending; general economic or market conditions, including impacts of inflation, the cessation of government stimulus programs (including the anticipated expiration of student loan relief), or other pricing environment factors on our commodity costs (including diamonds) or other operating costs; a prolonged slowdown in the growth of the jewelry market or a recession in the overall economy; financial market risks; a decline in consumer discretionary spending or deterioration in consumer financial position, including due to the impacts of inflation and rising prices on necessities such as gas and groceries; disruptions in our supply chain; our ability to attract and retain labor; our ability to optimize our transformation strategies; changes to regulations relating to customer credit; disruption in the availability of credit for customers and customer inability to meet credit payment obligations, which has occurred and may continue to deteriorate; our ability to achieve the benefits related to the outsourcing of the credit portfolio, including due to technology disruptions and/or disruptions arising from changes to or termination of the relevant outsourcing agreements, as well as a potential increase in credit costs due to the current interest rate environment; deterioration in the performance of individual businesses or of our market value relative to its book value, resulting in impairments of long-lived assets or intangible assets or other adverse financial consequences; the volatility of our stock price; the impact of financial covenants, credit ratings or interest volatility on our ability to borrow; our ability to maintain adequate levels of liquidity for our cash needs, including debt obligations, payment of dividends, planned share repurchases (including execution of accelerated share repurchases and the payment of related to excise taxes) and capital expenditures as well as the ability of our customers, suppliers and lenders to access sources of liquidity to provide for their own cash needs; changes in our credit rating; potential regulatory changes; future legislative and regulatory requirements in the US and globally relating to climate change, including any new climate related disclosure or compliance requirements, such as those recently proposed by the SEC; exchange rate fluctuations; the cost, availability of and demand for diamonds, gold and other precious metals, including any impact on the global market supply of diamonds due to the ongoing Russia-Ukraine conflict or related sanctions; stakeholder reactions to disclosure regarding the source and use of certain minerals; scrutiny or detention of goods produced in certain territories resulting from trade restrictions; seasonality of our business; the merchandising, pricing and inventory policies followed by us and our ability to manage inventory levels; our relationships with suppliers including the ability to continue to utilize extended payment terms and the ability to obtain merchandise that customers wish to purchase; the failure to adequately address the impact of existing tariffs and/or the imposition of additional duties, tariffs, taxes and other charges or other barriers to trade or impacts from trade relations; the level of competition and promotional activity in the jewelry sector; our ability to optimize our multi-year strategy to gain market share, expand and improve existing services, innovate and achieve sustainable, long-term growth; the maintenance and continued innovation of our OmniChannel retailing and ability to increase digital sales, as well as management of digital marketing costs; changes in consumer attitudes regarding jewelry and failure to anticipate and keep pace with changing fashion trends; changes in the supply and consumer acceptance of and demand for gem quality lab created diamonds and adequate identification of the use of substitute products in our jewelry; ability to execute successful marketing programs and manage social media; the ability to optimize our real estate footprint, including operating in attractive trade areas and mall locations; the performance of and ability to recruit, train, motivate and retain qualified team members - particularly in regions experiencing low unemployment rates; management of social, ethical and environmental risks; the reputation of Signet and its banners; inadequacy in and disruptions to internal controls and systems, including related to the migration to new information technology systems which impact financial reporting; security breaches and other disruptions to our information technology infrastructure and databases; an adverse development in legal or regulatory proceedings or tax matters, including any new claims or litigation brought by employees, suppliers, consumers or shareholders, regulatory initiatives or investigations, and ongoing compliance with regulations and any consent orders or other legal or regulatory decisions; failure to comply with labor regulations; collective bargaining activity; changes in corporate taxation rates, laws, rules or practices in the US and other jurisdictions in which our subsidiaries are incorporated, including developments related to the tax treatment of companies engaged in Internet commerce or deductions associated with payments to foreign related parties that are subject to a low effective tax rate; risks related to international laws and Signet being a Bermuda corporation; risks relating to the outcome of pending litigation; our ability to protect our intellectual property or assets including cash which could be affected by failure of a financial institution or conditions affecting the banking system and financial markets as a whole; changes in assumptions used in making accounting estimates relating to items such as extended service plans; or the impact of weather-related incidents, natural disasters, organized crime or theft, strikes, protests, riots or terrorism, acts of war (including the ongoing Russia-Ukraine conflict), or another public health crisis or disease outbreak, epidemic or pandemic on our business.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward looking statement, see the “Risk Factors” and “Forward-Looking Statements” sections of Signet’s Fiscal 2023 Annual Report on Form 10-K filed with the SEC on March 16, 2023 and quarterly reports on Form 10-Q and the “Safe Harbor Statements” in current reports on Form 8-K filed with the SEC. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.
Investors:
Rob Ballew
Senior Vice President, Investor Relations
robert.ballew@signetjewelers.com
or
investorrelations@signetjewelers.com
Media:
Colleen Rooney
Chief Communications & ESG Officer
+1-330-668-5932
colleen.rooney@signetjewelers.com

Non-GAAP Financial Measures
In addition to reporting the Company's financial results in accordance with generally accepted accounting principles ("GAAP"), the Company reports certain financial measures on a non-GAAP basis. The Company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating historical trends and current period performance and liquidity. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for, the GAAP financial measures presented in this earnings release and the Company’s condensed consolidated financial statements and other publicly filed reports. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.
The Company reports the following non-GAAP financial measures: non-GAAP operating income, non-GAAP operating margin, non-GAAP diluted earnings per share ("EPS"), free cash flow, sales changes on a constant currency basis, and adjusted debt and adjusted net debt leverage ratios.
Non-GAAP operating income is a non-GAAP measure defined as operating income excluding the impact of certain items which management believes are not necessarily reflective of normal operational performance during a period. Management finds the information useful when analyzing operating results to appropriately evaluate the performance of the business without the impact of these certain items. Management believes the consideration of measures that exclude such items can assist in the comparison of operational performance in different periods which may or may not include such items. Management also utilizes non-GAAP operating margin, defined as non-GAAP operating income as a percentage of total sales, to further evaluate the effectiveness and efficiency of the Company’s flexible operating model.
Non-GAAP diluted EPS is a non-GAAP measure defined as diluted EPS excluding the impact of certain items which management believes are not necessarily reflective of normal operational performance during a period. Management finds the information useful when analyzing financial results in order to appropriately evaluate the performance of the business without the impact of these certain items. In particular, management believes the consideration of measures that exclude such items can assist in the comparison of performance in different periods which may or may not include such items. The Company estimates the tax effect of all non-GAAP adjustments by applying a statutory tax rate to each item. The income tax items represent the discrete amount that affected the diluted EPS during the period.
Free cash flow is a non-GAAP measure defined as the net cash provided by (used in) operating activities less purchases of property, plant and equipment. Management considers this metric to be helpful in understanding how the business is generating cash from its operating and investing activities that can be used to meet the financing needs of the business. Free cash flow is an indicator frequently used by management in evaluating its overall liquidity needs and determining appropriate capital allocation strategies. Free cash flow does not represent the residual cash flow available for discretionary purposes.
The Company provides the year-over-year change in total sales excluding the impact of foreign currency fluctuations to provide transparency to performance and enhance investors’ understanding of underlying business trends. The effect from foreign currency, calculated on a constant currency basis, is determined by applying current year average exchange rates to prior year sales in local currency.
The adjusted debt and adjusted net debt leverage ratios are non-GAAP measures calculated by dividing Signet’s adjusted debt or adjusted net debt by adjusted EBITDAR. Adjusted debt is a non-GAAP measure defined as debt recorded in the condensed consolidated balance sheet, plus Preferred Shares, plus an adjustment for operating leases (5x annual rent expense). Adjusted net debt, a non-GAAP measure, is adjusted debt less the cash and cash equivalents on hand as of the balance sheet dates. Adjusted EBITDAR is a non-GAAP measure, defined as earnings before interest and income taxes, depreciation and amortization, share-based compensation expense, other non-operating expense, net and certain non-GAAP accounting adjustments (“Adjusted EBITDA”) and further excludes minimum fixed rent expense for properties occupied under operating leases. Adjusted EBITDA and Adjusted EBITDAR are considered important indicators of operating performance as they exclude the effects of financing and investing activities by eliminating the effects of interest, depreciation and amortization costs and certain accounting adjustments. Management believes these financial measures are helpful to investors and analysts to analyze trends in Signet’s business and evaluate Signet’s performance. The adjusted debt leverage ratio is a key priority of the Company’s capital allocation strategy used in measuring the Company’s optimized capital structure. The adjusted net debt leverage is supplemental to this ratio as it is deemed useful to both investors and management to consider cash on hand available to pay down debt. The adjusted debt and adjusted net debt leverage ratios are presented on a trailing twelve-month (“TTM”) basis, which uses Adjusted EBITDAR calculated on the prior four fiscal quarters.

The following information provides reconciliations of the most comparable financial measures calculated and presented in accordance with GAAP to presented non-GAAP financial measures.
Free cash flow

	13 weeks ended
(in millions)	April 29, 2023	April 30, 2022
Net cash used in operating activities	$(381.8)	$(135.5)
Purchase of property, plant and equipment	(27.1)	(20.8)
Free cash flow	(408.9)	(156.3)
Non-GAAP operating income

	13 weeks ended
(in millions)	April 29, 2023	April 30, 2022
Total GAAP operating income	$101.7	$0.2
Litigation charges (2)	(3.0)	190.0
Acquisition and integration-related costs (1)	7.8	4.4
Total non-GAAP operating income	$106.5	$194.6
North America segment non-GAAP operating income

	13 weeks ended
(in millions)	April 29, 2023	April 30, 2022
North America segment GAAP operating income	$124.7	$24.8
Litigation charges (2)	(3.0)	190.0
Acquisition and integration-related costs (1)	7.8	4.4
North America segment non-GAAP operating income	$129.5	$219.2
Non-GAAP income tax provision

	13 weeks ended
(in millions)	April 29, 2023	April 30, 2022
GAAP income tax expense (benefit)	$9.5	$(55.2)
Pension settlement loss	4.1	25.0
Acquisition and integration-related costs (1)	1.9	1.1
Litigation charges (2)	(0.8)	47.7
Non-GAAP income tax expense	$14.7	$18.6
Non-GAAP effective tax rate

	13 weeks ended
	April 29, 2023	April 30, 2022
GAAP effective tax rate	8.9%	39.8%
Pension settlement loss	3.4%	(10.1)%
Acquisition and integration-related costs (1)	1.5%	(0.4)%
Litigation charges (2)	(0.7)%	(19.4)%
Non-GAAP effective tax rate	13.1%	9.9%
Non-GAAP diluted EPS

	13 weeks ended
	April 29, 2023	April 30, 2022
GAAP diluted EPS	$1.79	$(1.89)
Pension settlement loss	—	2.70
Litigation charges (2)	(0.06)	3.89
Acquisition and integration-related costs (1)	0.14	0.09
Dilution effect (3)	—	(0.43)
Tax impact of items above (6)	(0.09)	(1.50)
Non-GAAP diluted EPS	$1.78	$2.86

Adjusted debt and adjusted net debt leverage ratios

	As of
(in millions)	April 29, 2023	April 30, 2022
Adjusted debt and adjusted net debt:
Long-term debt	$147.5	$147.1
Redeemable Series A Convertible Preference Shares	654.3	652.6
Adjustments:
5x Rent expense	2,237.0	2,235.0
Adjusted debt	$3,038.8	$3,034.7
Less: Cash and cash equivalents	655.9	927.6
Adjusted net debt	$2,382.9	$2,107.1

TTM Adjusted EBITDAR	$1,418.3	$1,588.1

Adjusted debt leverage ratio	2.1x	1.9x

Adjusted net debt leverage ratio	1.7x	1.3x

	13 weeks ended			52 week period ended		52 week period ended
(in millions)	April 29, 2023	April 30, 2022	May 1, 2021	January 28, 2023	January 29, 2022	April 29, 2023	April 30, 2022
Calculation:	A	B	C	D	E	A + D - B	B + E - C
Adjusted EBITDAR:
Net income (loss)	$97.4	$(83.5)	$138.4	$376.7	$769.9	$557.6	$548.0
Income taxes	9.5	(55.2)	26.5	74.5	114.5	139.2	32.8
Interest (income) expense, net	(5.6)	4.4	3.9	13.5	16.9	3.5	17.4
Depreciation and amortization	43.1	40.0	42.1	164.5	163.5	167.6	161.4
Amortization of unfavorable contracts	(0.5)	(0.5)	(1.4)	(1.8)	(3.3)	(1.8)	(2.4)
Share-based compensation	11.3	10.5	8.0	42.0	45.8	42.8	48.3
Other non-operating expense, net (4)	0.4	134.5	(0.1)	140.2	2.1	6.1	136.7
Other accounting adjustments (5)	4.8	194.4	0.2	245.5	4.7	55.9	198.9
Adjusted EBITDA	$160.4	$244.6	$217.6	$1,055.1	$1,114.1	$970.9	$1,141.1
Rent expense	111.0	110.1	106.4	446.5	443.3	447.4	447.0
Adjusted EBITDAR	$271.4	$354.7	$324.0	$1,501.6	$1,557.4	$1,418.3	$1,588.1
Footnotes to Non-GAAP Reconciliation Tables
(1) Acquisition and integration-related costs include integration costs, primarily severance and retention, and exit and disposal costs, incurred for the integration of Blue Nile in Fiscal 2024, of which $1.3 million and $6.5 million was recorded to cost of sales and SG&A, respectively. Fiscal 2023 included the impact of the fair value step-up for inventory from Diamonds Direct which was recorded to cost of sales.
(2) Includes charges for settlement of a previously disclosed litigation matter in Fiscal 2023. Fiscal 2024 includes a credit to income related to the adjustment of the prior litigation accrual.
(3) First quarter of Fiscal 2023 includes 59.2 million diluted weighted average common shares outstanding on a non-GAAP basis. The additional dilutive shares were excluded from the calculation of GAAP diluted EPS, as their effect was antidilutive.
(4) Non-operating expenses includes primarily pre-tax pension settlement charges of $131.9 million and $133.7 million during the 13 weeks ended April 30, 2022, and 52 weeks ended January 28, 2023, respectively.
(5) Accounting adjustments are inclusive of those items described within footnotes 1 and 2 above. Additional accounting adjustments include certain asset impairment charges, charges in connection with the Company’s transformation plan, as well as the gains associated with the sale of customer in-house finance receivables as previously disclosed in prior periods.
(6) The tax effect includes a $0.07 impact of the other comprehensive income recognized in earnings from the release of the remaining tax benefit associated with the buy-out of the UK pension completed in the first quarter of Fiscal 2024.

Condensed Consolidated Statements of Operations (Unaudited)

	13 weeks ended
(in millions, except per share amounts)	April 29, 2023	April 30, 2022
Sales	$1,668.0	$1,838.3
Cost of sales	(1,036.0)	(1,114.6)
Gross margin	632.0	723.7
Selling, general and administrative expenses	(530.4)	(533.1)
Other operating income (expense)	0.1	(190.4)
Operating income	101.7	0.2
Interest income (expense), net	5.6	(4.4)
Other non-operating expense, net	(0.4)	(134.5)
Income (loss) before income taxes	106.9	(138.7)
Income taxes	(9.5)	55.2
Net income (loss)	$97.4	$(83.5)
Dividends on redeemable convertible preferred shares	(8.6)	(8.6)
Net income (loss) attributable to common shareholders	$88.8	$(92.1)

Earnings (loss) per common share:
Basic	$1.96	$(1.89)
Diluted	$1.79	$(1.89)
Weighted average common shares outstanding:
Basic	45.3	48.8
Diluted	54.5	48.8

Dividends declared per common share	$0.23	$0.20

Condensed Consolidated Balance Sheets (Unaudited)

(in millions)	April 29, 2023	January 28, 2023	April 30, 2022
Assets
Current assets:
Cash and cash equivalents	$655.9	$1,166.8	$927.6
Accounts receivable	19.8	14.5	17.1
Other current assets	178.5	165.9	209.9
Income taxes	45.4	9.6	144.7
Inventories	2,183.5	2,150.3	2,216.2
Total current assets	3,083.1	3,507.1	3,515.5
Non-current assets:
Property, plant and equipment, net	568.2	586.5	561.1
Operating lease right-of-use assets	1,072.7	1,049.3	1,141.8
Goodwill	751.4	751.7	486.4
Intangible assets, net	406.8	407.4	313.5
Other assets	286.2	281.7	232.4
Deferred tax assets	37.0	36.7	35.6
Total assets	$6,205.4	$6,620.4	$6,286.3
Liabilities, Redeemable convertible preferred shares, and Shareholders’ equity
Current liabilities:
Accounts payable	$701.5	$879.0	$880.7
Accrued expenses and other current liabilities	378.1	638.7	610.6
Deferred revenue	368.7	369.5	336.9
Operating lease liabilities	273.9	288.2	287.2
Income taxes	53.3	72.7	24.4
Total current liabilities	1,775.5	2,248.1	2,139.8
Non-current liabilities:
Long-term debt	147.5	147.4	147.1
Operating lease liabilities	902.0	894.7	948.1
Other liabilities	96.8	100.1	103.7
Deferred revenue	874.9	880.1	867.1
Deferred tax liabilities	172.9	117.6	171.1
Total liabilities	3,969.6	4,388.0	4,376.9
Commitments and contingencies
Redeemable Series A Convertible Preference Shares	654.3	653.8	652.6
Shareholders’ equity:
Common shares	12.6	12.6	12.6
Additional paid-in capital	210.5	259.7	236.8
Other reserves	0.4	0.4	0.4
Treasury shares, at cost	(1,556.5)	(1,574.7)	(1,474.2)
Retained earnings	3,182.0	3,144.8	2,740.9
Accumulated other comprehensive loss	(267.5)	(264.2)	(259.7)
Total shareholders’ equity	1,581.5	1,578.6	1,256.8
Total liabilities, redeemable convertible preferred shares and shareholders’ equity	$6,205.4	$6,620.4	$6,286.3

Condensed Consolidated Statements of Cash Flows (Unaudited)

	13 weeks ended
(in millions)	April 29, 2023	April 30, 2022
Operating activities
Net income (loss)	$97.4	$(83.5)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	43.1	40.0
Amortization of unfavorable contracts	(0.5)	(0.5)
Share-based compensation	11.3	10.5
Deferred taxation	51.5	(14.9)
Pension settlement loss	0.2	131.9
Other non-cash movements	2.3	5.1
Changes in operating assets and liabilities, net of acquisitions:
(Increase) decrease in accounts receivable	(5.4)	2.8
Increase in other assets and other receivables	(22.2)	(7.3)
Increase in inventories	(29.8)	(167.3)
Decrease in accounts payable	(170.3)	(23.6)
(Decrease) increase in accrued expenses and other liabilities	(264.9)	105.1
Change in operating lease assets and liabilities	(31.3)	(4.4)
(Decrease) increase in deferred revenue	(7.8)	5.4
Change in income tax receivable and payable	(55.4)	(125.6)
Pension plan contributions	—	(9.2)
Net cash used in operating activities	(381.8)	(135.5)
Investing activities
Purchase of property, plant and equipment	(27.1)	(20.8)
Acquisitions	—	(1.9)
Other investing activities, net	—	0.5
Net cash used in investing activities	(27.1)	(22.2)
Financing activities
Dividends paid on common shares	(9.0)	(9.0)
Dividends paid on redeemable convertible preferred shares	(8.2)	(8.2)
Repurchase of common shares	(39.1)	(268.2)
Other financing activities, net	(44.4)	(40.2)
Net cash used in financing activities	(100.7)	(325.6)
Cash and cash equivalents at beginning of period	1,166.8	1,418.3
Decrease in cash and cash equivalents	(509.6)	(483.3)
Effect of exchange rate changes on cash and cash equivalents	(1.3)	(7.4)
Cash and cash equivalents at end of period	$655.9	$927.6

Real Estate Portfolio:
Signet has a diversified real estate portfolio. On April 29, 2023, Signet had 2,778 stores totaling 4.2 million square feet of selling space. Compared to year-end Fiscal 2023, store count decreased and square feet of selling space decreased 0.5%.

Store count by segment	January 28, 2023	Openings	Closures	April 29, 2023
North America segment	2,475	4	(13)	2,466
International segment	333	1	(22)	312
Signet	2,808	5	(35)	2,778